AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 12th day of June, 1997, by and between UNITED COMMUNITY BANKS, INC. ("United") and FIRST CLAYTON BANCSHARES, INC. ("Clayton"), both Georgia corporations (said corporations are hereinafter collectively referred to as the "Constituent Corporations").

                         R E C I T A L S:

          WHEREAS, the authorized capital stock of United consists of 10,000,000 shares of Common Stock, $1.00 par value per share (the "United Stock"), of which 6,887,248 shares are issued and outstanding; and

          WHEREAS, the authorized capital stock of Clayton consists of 10,000,000 shares of Common Stock, $1.00 par value per share, of which 400,691 shares are issued and outstanding and 5,000,000 shares of special stock $1.00 par value per share, none of which is issued and outstanding ("Clayton Stock"); and

          WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Clayton merge with United, with United being the surviving corporation; and

          WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of Clayton, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of Clayton for their approval; and

          WHEREAS, United has agreed to issue shares of United Stock which shareholders of Clayton will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

          NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

     1.   MERGER.

          Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), Clayton (hereinafter sometimes referred to as the "Merged Corporation") shall be merged with and into United (the "Merger"). United shall be the surviving corporation (the "Surviving Corporation") and shall continue under the name "United Community Banks, Inc.". On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

    2.   ACTIONS TO BE TAKEN.

          The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the Certificate of Merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

     3.   EFFECTIVE DATE.

          The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the Certificate of Merger relating hereto in the manner provided in the Georgia Business Corporation Code (the "Effective Date").

     4.   ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
CORPORATION.

          (a) The Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

          (b) Until altered, amended or repealed, as therein provided, the Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

     5.   MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK;
CAPITAL STRUCTURE OF THE SURVIVING CORPORATION.

          The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

          (a) Upon the Effective Date each of the shares of Clayton Stock outstanding on the Effective Date shall be converted into fully paid and nonassessable shares of United Stock at the rate of 1.6136 shares of United Stock for each outstanding share of Clayton Stock. If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of Clayton Stock shall be proportionately adjusted.

          (b) No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash an amount (computed to the nearest cent) equal to such fraction multiplied by $22.00.

          (c) As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Clayton Stock, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Clayton Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted and the right to receive payment for fractional shares.

          (d)  Upon the Effective Date, each share of United
Stock issued and outstanding immediately prior to the Effective
Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

     6.   TERMINATION OF SEPARATE EXISTENCE.

          Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

     7.   FURTHER ASSIGNMENTS.

          If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

     8.   CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.

          This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective
Date of each of the following conditions:

          (a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Clayton Stock; and

          (b) All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the "Acquisition Agreement") of even date herewith by and between Clayton and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

     9.   TERMINATION.

          This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, not-withstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

     10.  COUNTERPARTS; TITLE; HEADINGS.

          This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

     11.  AMENDMENTS; ADDITIONAL AGREEMENTS.

          At any time before or after approval and adoption by the shareholders of Clayton, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Clayton Stock shall be converted in the Merger pursuant to Section 5 hereof.

          IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

                                   UNITED COMMUNITY BANKS, INC.

(CORPORATE SEAL)



                                  By:/s/ Jimmy Tallent
ATTEST:                               Jimmy Tallent
                                      President

/s/ Billy M. Decker
Secretary


                                   FIRST CLAYTON BANCSHARES, INC.

(CORPORATE SEAL)

                                   By:/s/ J. Mark Smith
                                          J. Mark Smith
ATTEST:                                   President

/s/ Ronald E. Vindiver
Secretary